Exhibit 10(g)(2)
SECOND AMENDMENT TO THE
HOWMET AEROSPACE SALARIED RETIREMENT SAVINGS PLAN
(Restated effective January 1, 2021)
__________________________
Pursuant to Section 20(a) of the HOWMET AEROSPACE SALARIED RETIREMENT SAVINGS PLAN (“Plan”), which provides that the Plan may be amended by action of the Board or Benefits Management Committee, the Plan is amended as described below. Unless specifically stated otherwise, any reference in this Amendment to “Section” is intended to refer to the applicable Section of the Plan. This amendment is effective as of January 1, 2024.
1.    The “DEFINITIONS” section of the Plan is amended to add the following:
APPLICABLE AGE means     the applicable age and applicable effective dates shown in the following chart:

Date of Birth	Applicable Age	Effective Date
Prior to July 1, 1949	70.5	Before January 1, 2020
On or after July 1, 1949 and prior to January 1, 1951	72	On and after January 1, 2020, but before January 1, 2023
On or after January 1, 1951 and prior to January 1, 1959	73	On and after January 1, 2023, but before January 1, 2033
On or after January 1, 1959 and prior to January 1, 1960	73 or such later age as may be provided by the Code	On and after January 1, 2023, but before January 1, 2033
On or after January 1, 1960	75	On and after January 1, 2033
2.    Subsection (iv) of the definition of “FINANCIAL HARDSHIP” in the Plan is amended as follows:
(iv)    The Participant represents in writing (including by using an electronic medium as defined in Section 1.401(a)-21(e)(3)), that the Participant has insufficient cash or other liquid assets reasonably available to satisfy the financial need, that the hardship withdrawal is on account of a deemed immediate and heavy financial need, and the amount of the hardship withdrawal is not in excess of the amount required to satisfy such financial need. The Plan Administrator or its Designee may rely on the Participant’s written certification unless the Plan Administrator has actual knowledge to the contrary.
3.    Section 12(a)(i) and (ii) of the Plan are amended to increase the limit on mandatory distributions from $5,000 to $7,000.

4.    Section 12(c) of the Plan is amended as follows:
(c)    Notwithstanding the foregoing provisions of this Section, distribution of a Participant’s account balances commences the April 1 next following the calendar year in which the Participant attains the Participant’s Applicable Age.
5.    The second paragraph of Section 13(b)(ii) of the Plan is amended as follows:

Subject to Schedule D for Legacy RTI Plan Balances on December 31, 2016 only, for purposes of this paragraph (b), the "required distribution date" means the date prescribed by Treasury Regulations, as amended from time to time, which is April 1 of the calendar year following the calendar year in which the Participant attains the Participant’s Applicable Age.

6.    Section 2.2(a) of Appendix D of the Plan is amended as follows:

(a)    If the Participant’s sole Designated Beneficiary is the Participant’s surviving spouse, then as otherwise provided in Section 2.4, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained the Participant’s Applicable Age, if later.
7.    Section 2 of Schedule D of the Plan is amended as follows:

2.    Required Minimum Distributions. Notwithstanding anything to the contrary in Section 13 of the Plan or otherwise, Legacy RTI Participants shall have the right to delay required minimum distributions on all Legacy RTI Plan Balances as of December 31, 2016 until the later of the date the Participant attains the Participant’s Applicable Age or the Participant’s Severance from Service Date.

In all other respects, the Plan is unchanged.